Exhibit 3.1
Execution Version
CERTIFICATE OF TRUST
OF
VANECK LIDO STAKED ETHEREUM ETF
This Certificate of Trust of VanEck Lido Staked Ethereum ETF (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”).
1.    Name. The name of the statutory trust formed hereby is VanEck Lido Staked Ethereum ETF.
2.    Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.
3.    Effective Date. This Certificate of Trust shall be effective on October 2, 2025.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: _/s/ Gregory Daniels_____________
Name: Gregory Daniels Title: Vice President